Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Completes Amendment of Existing Credit Facility
KNOXVILLE, Tenn. - November 5, 2012 - Team Health Holdings, Inc. ("TeamHealth") (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, announced today that it has completed the amendment to its senior credit facility.
"We are very pleased to have completed this amendment to our senior credit facility. We have extended our debt maturities, as well as increased borrowing capacity with the expansion of our Revolving and Term Loan A Facilities, all at attractive rates. This will provide our Company with additional financial capacity and a solid capital structure as we pursue additional opportunities for growth," said Greg Roth, TeamHealth's President and Chief Executive Officer.
The amendment increased the Company's existing Term Loan A Facility to $275 million from the current outstanding amount of $140.6 million and increased the borrowing capacity of the Revolving Credit Facility to $250 million from the current $225 million. These increases provide the Company with additional borrowing capacity of $159 million. The maturities of both the Term Loan A Facility and Revolving Credit Facility have been extended until November 1, 2017. The Company will see a 50 basis point improvement in pricing on both the Term Loan A and the Revolver with pricing based upon a grid tied to the Company's net leverage ratio, but initially set at LIBOR + 1.75%. $85.0 million of the net cash proceeds from the increased Term Loan A was used to repay outstanding borrowings under the Revolving Credit Facility with remaining proceeds retained for other future general corporate purposes. The existing $250 million Term Loan B Facility was not subject to the amendment and remains in place with current terms and conditions.

J.P. Morgan Securities arranged the refinancing.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.
About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 17 regional locations and multiple service lines, TeamHealth's approximately 8,500 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.